Hilda Mackow
                                                 Vice President, Communications
                                                 Moore Corporation Limited
                                                 (416) 364-2600

                                                 Lissa Perlman
                                                 Kekst and Company
                                                 (212) 593-2655


TORONTO (September 18, 1995) -- In accordance with their previously announced intentions, Moore Corporation Limited (TSE, ME, NYSE: MCL) and its wholly owned subsidiary, FRDK, Inc., today extended their tender offer for all outstanding shares of common stock, including the associated preferred stock purchase rights, of Wallace Computer Services (NYSE:WCS) until 5:00 p.m. EST on November 8, 1995.
                  As of today, Monday, September 18, 1995, 368,488 shares had been tendered and not withdrawn.


                                                   ###

Moore Corporation Limited (TSE, ME, NYSE: MCL) is a global leader in delivering information handling products and services that create efficiency and enhance competitiveness for customers. Founded in Toronto in 1882, Moore has approximately 20,000 employees and over 100 manufacturing facilities serving customers in 59 countries. Sales in 1994 were US$2.4 billion.